Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE YEAR ENDED DECEMBER 31, 2008,
FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K
DATED MARCH 2, 2009
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901
Contact: Jeffrey L. Jacobson                                                                                                                                                            626/585-6700
FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, February 28, 2009
Consolidated net income of Wesco Financial Corporation and its subsidiaries for the fourth quarter of 2008 amounted to $23,662,000 compared with $34,420,000 for the fourth quarter of 2007. Consolidated net income for the year ended December 31, 2008 was $82,116,000 compared with $109,161,000 for 2007. These figures included after-tax investment gains of $4,554,000 and $15,756,000 realized in the fourth quarters of 2008 and 2007.
Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Wesco-Financial and Kansas Bankers insurance businesses:
Underwriting income (loss)	$1,203	$1,411	$(2,942)	$7,040
Investment income	17,689	15,926	64,274	65,207
CORT furniture rental business	1,009	1,412	15,744	20,316
Precision Steel businesses	(574)	4	842	915
Other income (loss)	(219)	(89)	(356)	(73)
Realized investment gains	4,554	15,756	4,554	15,756

Consolidated net income	$23,662	$34,420	$82,116	$109,161

Per share	$3.32	$4.83	$11.53	$15.33

Excluding realized investment gains, consolidated after-tax earnings for the fourth quarter of 2008 improved by $0.4 million over the fourth quarter figure for 2007, but declined for the calendar year by $15.8 million from the corresponding 2007 figure. The decrease in the consolidated calendar year figure was due mainly to (1) hurricane losses and expenses of $8.8 million, after taxes, recorded in the third quarter of 2008 in connection with Wesco-Financial Insurance Company’s quota-share reinsurance of 2% of Swiss Re’s property-casualty insurance risks, (2) bank deposit insurance losses of $4.7 million, after taxes, incurred by Kansas Bankers Surety Company in the third quarter of 2008, before its decision to exit this line of insurance, essentially over the next 12 months, and (3) increased operating expenses of the furniture rental business due principally to the expansion of its rental relocation services and the initiation of operations in the United Kingdom.

At December 31, 2008, Wesco’s shareholders’ equity was $2.38 billion ($334 per share) compared to $2.53 billion ($356 per share) at the end of the previous year. The decline in shareholders’ equity, which occurred despite significant income earned during 2008, resulted principally from a decrease in the net unrealized appreciation of the company’s equity securities investments, after subtracting deferred income taxes. Due to further declines in market values of our equity securities, shareholders’ equity has declined, by $303 million ($43 per share), through February 24, 2009. Wesco’s insurance subsidiaries diversify their portfolios of investments far less than is conventional. A further significant decrease in the trading prices of Wesco’s five major investments would produce a further large decline in Wesco’s shareholders’ equity.
Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.
Wesco’s Form 10-K for the year ended December 31, 2008 will be filed electronically with the Securities and Exchange Commission next week, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-K will contain complete, audited financial statements, management’s discussion and analysis of financial condition and results of operations, and other information. Wesco’s 2008 printed annual report, including the letter to shareholders from Wesco’s chairman, Charles T. Munger, will be posted to Wesco’s website (www.wescofinancial.com) and mailed to shareholders, next month.
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